Schedule I

The following table sets forth the transactions in each class of the Issuer’s securities by the Reporting Persons since the filing of Amendment No. 8 to the Schedule 13D, filed with the Securities and Exchange Commission on November 21, 2025.

Reporting Person	Transaction Date	Transaction Type	Number of Shares	Price Per Share
James Hagedorn	12/05/2025	Acquisition of Phantom Stock from Issuer	2,751.65	$53.82
James Hagedorn	11/28/2025	Acquisition of shares per Employee Stock Purchase Plan	43.253	$46.24
James Hagedorn	11/26/2025	Acquisition of Phantom Stock from Issuer	1,595.606	$56.61